SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 11, 2002

TRANSMERIDIAN EXPLORATION, INC.

(Exact Name of Registrant as Specified in Charter)
          DELAWARE                   333-60960                      76-0644935
(State or Other Jurisdiction      (Commission                   (IRS Employer
     of Incorporation)            File Number)               Identification No.)

   397 N. Sam Houston Pkwy. E.,
           Suite 300                                               77060
        Houston, Texas                                        (Zip Code)
(Address of Principal Executive Offices)
Registrant's telephone number, including area code: (281) 999-9091

Item 2. Acquisition or Disposition of Assets

Transmeridian Exploration, Incorporated Announces the Acquisition of in interest in Emba Terminal.

Transmeridian Exploration, Incorporated (“TMEI” or the “Company”) announced today that the company has entered into an agreement with Emba Trans Ltd. for the purchase of a 25% interest in the Emba Trans crude oil rail terminal plus an exclusive option to acquire an additional 25% interest within 180 days. The initial 25% interest was purchased in exchange for 4,000,000 shares of the company’s restricted common stock. The terminal has an existing capacity of about 19,000 barrels but requires equipment upgrades to handle the anticipated capacity of 30,000 barrels per day. TMEI will provide engineering and operating personnel for the operation of the terminal that is expected to begin receiving crude from the company’s South Alibek field in late August of this year. The terminal is about 40 miles by road from the South Alibek field. For the first year crude deliveries will be by tank truck until a crude pipeline can be installed to pipe crude to from the field.

Item 5. Other Events

The Company also announced a change in its company headquarters.

Due to the expansion of the companies operations and drilling program, the company has expanded its corporate headquarters by a move to its new 6,500 sq ft executive offices located at 397 N. Sam Houston Pkwy., E., Suite 300, Houston, Texas 77060. Telephone 281-999-9091 and fax 281-999-9094.

TMEI is an independent exploration and production company with a significant oil development project in the Republic of Kazakhstan.

SOURCE Transmeridian Exploration, Incorporated

CONTACT: Jim Tucker, Vice President Finance
(281) 591-4777, or tmei@tmei.com.

Web site: http://www.tmei.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION, INC.
Date:  April 26  2002                  By: /s/ Jim W. Tucker
                                        ----------------------------------------
                                        Jim W. Tucker, V.P. Finance
End of Filing